Exhibit 99.1

Investor Contacts

Media Contacts

Andrew Cook / Linda Ventresca	Laura Accettella / Caroline Gentile
AXIS Capital Holdings Limited	Kekst and Company
info@axiscapital.com	(212) 521-4800
(441) 297-9513

AXIS CAPITAL REPORTS NET INCOME OF $6.3 MILLION
 FOR THIRD QUARTER 2004

Pembroke, Bermuda, November 3, 2004 – AXIS Capital Holdings Limited (“AXIS Capital”)  (NYSE: AXS) today reported net income for the quarter of $6.3 million, or $0.04 per diluted share, compared to $147.0 million, or $0.90 per diluted share, for the third quarter ended September 30, 2003.  Net income for the nine months ended September 30, 2004 was $313.9 million, or $1.89 per diluted share, compared to $371.9 million, or $2.46 per diluted share, for the corresponding period in 2003.

Net income excluding net realized gains and losses on investments, net of tax for the third quarter of 2004 was $2.8 million, or $0.02 per diluted share, compared with income of $152.6 million, or $0.93 per diluted share, for the quarter ended September 30, 2003. Net income excluding net realized gains and losses on investments, net of tax for the nine months ended September 30, 2004 was $305.1 million, or $1.83 per diluted share, compared with $351.0 million, or $2.32 per diluted share, for the nine months ended September 30, 2003. Net income excluding net realized gains and losses on investments, net of tax is a non-GAAP financial measure. A reconciliation of this measure to net income is presented at the end of this release.

AXIS Capital Holdings Limited  106 Pitts Bay Road  Pembroke, Bermuda  HM08

Tel. 441.296.2600  Fax 441.296.3140

www.axiscapital.com

John Charman, President and CEO, commented, “AXIS has weathered the storms by producing a positive net income of $6.3 million for the third quarter of 2004.  The investment community and many other parties have waited for major losses such as those that have occurred over the last three months to test the Bermuda class of 2001.  I am therefore delighted to be able to report a profit for the quarter in spite of the now estimated $30 - $40 billion of damage caused by this season’s unprecedented number of hurricanes and typhoons.  One of our founding goals was to create high quality global insurance and reinsurance businesses that were soundly diversified both by product line and geography.  We have now achieved substantial market share in both these businesses.  To achieve net income, therefore, in the face of these substantial and widespread industry losses is a great credit to all of our staff and their disciplined underwriting.”

Mr. Charman continued, “We continue to be satisfied with the underlying fundamentals in each of our segments and that these fundamentals will deliver ongoing strategic shareholder value. We have increased our shareholders’ equity in a challenging quarter for the industry. We believe that our loyal clients as well as prospective new ones will rely on the quality of our capital and operations to meet their buying needs. AXIS moves forward strongly.”

Gross premiums written for the third quarter of 2004 were $687.7 million compared to $633.9 million for the third quarter of 2003, an increase of 8.5%.  Of these premiums written: $214.3 million were derived from global insurance compared to $249.3 million in the corresponding quarter of 2003; $163.8 million from global reinsurance compared to $114.6 million in the corresponding quarter of 2003; $227.4 million from U.S. insurance compared to $188.0 million in the corresponding quarter of 2003; and $82.2 million from U.S. reinsurance compared to $82.0 million in the corresponding quarter of 2003. The decrease in our global insurance gross premiums written reflects a refinement in the method of estimating gross premiums written in a sector of our property line of business that occurred in the last quarter of 2003, which increased gross premiums written in that quarter. The increase in our U.S. insurance gross premiums written was largely driven by greater market penetration.

For the quarter ended September 30, 2004 compared to the quarter ended September 30, 2003, ceded premiums increased to $125.7 million from $99.6 million and our net premiums written rose to $562.0 million from $534.4 million.  Net premiums earned increased to $521.8 million from $397.5 million.  The increase in net premiums earned reflects the increase in our net premiums written over the last twelve months.

For the quarter ended September 30, 2004, net investment income was $40.0 million and realized gains were $3.7 million, compared with $19.3 million in net investment income and $5.7 million in realized losses for the quarter ended September 30, 2003.  The increase in net investment income was due to increased invested assets on which we obtained improved investment yields.  Cash flow generated from operations for the quarter ended September 30, 2004 was $478.3 million compared with $374.5 million for the quarter ended September 30, 2003.

During the third quarter of 2004, we generated a combined ratio of 109.7%, a loss ratio of 85.4% and an expense ratio of 24.3% compared to 69.2%, 46.3% and 22.9%, respectively, for the third quarter of 2003.  The increase in the loss ratio was primarily a result of net losses and loss expenses of $227.4 million from Hurricanes Charley, Frances, Ivan and Jeanne.  These losses are before the impact of reinstatements and tax recoveries. The split of the net losses and loss expenses between our operating segments was: $91.6 million from global reinsurance; $61.1 from global insurance; $47.6 million from U.S. insurance and $27.1 million from U.S. reinsurance. We experienced favorable prior period development of $49.6 million or 9.5 percentage points compared to $31.2 million or 7.8 percentage points for the quarter ended September 30, 2003.

Gross premiums written for the first nine months of 2004 were $2,361.1 million compared to $1,794.0 million for the first nine months of 2003.  Of these premiums written: $730.9 million were derived from global insurance compared to $700.6 million in the corresponding period of 2003; $722.8 million from global reinsurance compared to $446.2 million in the corresponding period of 2003; $595.6 million from U.S. insurance compared to $451.1 million in the corresponding period of 2003; and $311.8 million from U.S. reinsurance compared to $196.1 million in the corresponding period of 2003.  The increase in our global reinsurance premiums written was largely driven by our strategic expansion into Continental Europe.  The increase in our U.S. insurance and U.S. reinsurance gross premiums written was largely driven by greater market penetration.

For the nine months ended September 30, 2004 compared to the nine months ended September 30, 2003, ceded premiums increased to $412.1 million from $269.6 million and our net premiums rose to $1,949.1 million from $1,524.3 million.  The increase in ceded premiums was primarily due to the purchase of additional reinsurance protections by our global insurance and U.S. insurance segments to mitigate volatility in their growing books of business.  Net premiums earned increased to $1,479.4 million from $1,035.5 million.  The increase in net premiums earned reflects the increase in our net premiums written over the last twelve months.

For the nine months ended September 30, 2004, net investment income, including realized gains of $9.4 million, was $114.0 million compared with $67.8 million, including realized gains of $21.2 million, for the nine months ended September 30, 2003.

During the first nine months of 2004, we generated a combined ratio of 86.4%, a loss ratio of 63.9% and an expense ratio of 22.5% compared to 74.3%, 50.8% and 23.5%, respectively, for the first nine months in 2003.  During the nine months ended September 30, 2004, we incurred net losses and loss expenses of $227.4 million for Hurricanes Charley, Frances, Ivan and Jeanne.  These losses are before the impact of reinstatements and tax recoveries.  During the nine months ended September 30,

2003, there was limited catastrophic loss activity.  Our loss ratios benefited by 9.6 percentage points and 5.0 percentage points, respectively, from favorable prior period development.

Our shareholders’ equity was $3.1 billion as at September 30, 2004. Diluted book value per share at September 30, 2004 was $19.00 compared to $17.48 at December 31, 2003. Diluted book value per share is a non-GAAP financial measure.  A reconciliation of this measure to shareholders’ equity is presented at the end of this release.

Insurance industry investigation

As previously disclosed, on August 26, 2004, our U.S. holding company received a subpoena from the Attorney General of the State of New York seeking information regarding incentive commission agreements between its insurance companies and insurance brokers.  On September 20, 2004, our U.S. holding company received two additional subpoenas from the Attorney General of the State of New York seeking information regarding fictitious and inflated quotes submitted by insurance companies to insurance brokers.  On October 21, 2004, our U.S. holding company received a further subpoena from the Attorney General of the State of New York seeking information regarding tying, or conditioning direct insurance on the placement of reinsurance.  These inquiries are part of an industry-wide investigation and we are cooperating fully in the investigation.

Consistent with long-standing and wide-spread industry practice, we have entered into incentive commission agreements with brokers.  As a result of this investigation, we have ceased entering into, and have suspended making payments under, incentive commission agreements.

Mr. Charman stated, “My colleagues and I have worked diligently over a very long period of time – a period pre-dating the establishment of AXIS – to establish ourselves as leaders in our respective markets and have held ourselves to the highest standards of ethics, integrity and professionalism in all of our business with intermediaries and clients.  Consistent with this philosophy, we do not believe we have engaged in the improper business practices that are the focus of the Attorney General of the State of New York’s investigation.  To confirm that our employees have not engaged in any of these improper business practices, we are conducting an internal investigation led by outside counsel to examine the subjects raised by the Attorney General of the State of New York. We believe that this is in the best interests of the Company, our shareholders and our employees.”

We understand that some purported shareholder class action lawsuits have been filed against us and some of our executive officers relating to certain of the practices being investigated by the Attorney General of the State of New York.  We believe that these lawsuits are without merit and intend to vigorously defend against them.

AXIS Capital will host a conference call on Thursday November 4, 2004 at 8:30 AM (Eastern) to discuss the third quarter and nine months financial results and related matters. This presentation will be available through an audio webcast accessible through the Investor Information section of our website at www.axiscapital.com.

In addition, a financial supplement relating to our financial results for the third quarter and nine months is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity in excess of $3.0 billion and locations in Bermuda, the United States and Europe.  Its operating subsidiaries have been assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by Standard & Poor’s.  For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS CAPITAL HOLDINGS LIMITED

UNAUDITED CONSOLIDATED BALANCE SHEETS

As at September 30, 2004 and December 31, 2003

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	September 30, 2004	December 31, 2003

Assets
Cash and cash equivalents	$935,331	$605,175
Fixed maturity investments at fair market value (Amortized cost 2004: $4,335,707; 2003: $3,359,102)	4,360,522	3,385,576
Other investments	83,143	—
Accrued interest receivable	33,588	29,530
Net receivable for investments sold	—	3,371
Securities lending collateral	765,273	—
Insurance and reinsurance premium balances receivable	924,575	660,530
Deferred acquisition costs	229,102	136,281
Prepaid reinsurance premiums	234,182	164,999
Reinsurance recoverable	551,164	124,899
Intangible assets	23,536	24,579
Other assets	62,716	37,333
Total Assets	$8,203,132	$5,172,273

Liabilities
Reserve for losses and loss expenses	$2,223,234	$992,846
Unearned premiums	1,682,119	1,143,447
Insurance and reinsurance balances payable	190,195	151,381
Accounts payable and accrued expenses	59,957	67,451
Securities lending payable	765,333	—
Net payable for investments purchased	197,302	—
Total Liabilities	5,118,140	2,355,125

Shareholders’ Equity
Share capital (Authorized 800,000,000 common shares, par value $0.0125; issued and outstanding 2004; 152,539,621: 2003; 152,474,011)	1,906	1,906
Additional paid-in capital	2,013,325	2,000,731
Accumulated other comprehensive income	22,997	25,164
Retained earnings	1,046,764	789,347
Total Shareholders’ Equity	3,084,992	2,817,148

Total Liabilities & Shareholders’ Equity	$8,203,132	$5,172,273

AXIS CAPITAL HOLDINGS LIMITED

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

For the quarter and nine months ended September 30, 2004 and 2003

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	Quarters ended September 30,		Nine months ended September 30
	2004	2003	2004	2003
		(see note 1)		(see note 1)
Revenues
Gross premiums written	$687,700	$633,942	$2,361,142	$1,793,979
Premiums ceded	(125,688)	(99,567)	(412,063)	(269,636)
Change in unearned premiums	(40,214)	(136,909)	(469,630)	(488,858)
Net premiums earned	521,798	397,466	1,479,449	1,035,485

Net investment income	40,017	19,342	104,621	46,598
Net realized (losses) gains	3,732	(5,713)	9,418	21,190
Other insurance related income	7,206	8,548	7,650	19,756
Total revenues	$572,753	419,643	$1,601,138	1,123,029

Expenses
Net losses and loss expenses	$445,575	184,180	$946,025	526,135
Acquisition costs	79,222	56,101	201,674	146,770
General and administrative expenses	47,537	34,843	132,048	96,451
Foreign exchange	(3,459)	(4,574)	4,099	(19,316)
Total expenses	568,875	270,550	1,283,846	750,040

Income before income taxes	3,878	149,093	317,292	372,989
Income tax recovery (expense)	2,401	(2,111)	(3,369)	(1,135)
Net Income	$6,279	$146,982	$313,923	$371,854

Weighted average common shares and common share equivalents - basic	152,534,495	151,453,213	152,523,144	141,499,081

Weighted average common shares and common share equivalents - diluted	166,128,928	163,232,232	166,401,498	151,322,233

Net income per share - basic	$0.04	$0.97	$2.06	$2.63

Net income per share - diluted	$0.04	$0.90	$1.89	$2.46

Insurance Ratios
Loss ratio	85.4%	46.3%	63.9%	50.8%
Expense ratio	24.3%	22.9%	22.5%	23.5%
Combined ratio	109.7%	69.2%	86.4%	74.3%

Note 1:

Acquisition costs and general administrative expenses for 2003 have been reclassified to conform to current year classifications.

Cautionary Note Regarding Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws.   These statements involve risks, uncertainties and assumptions.  Actual events or results may differ materially from the Company’s expectations.  Important factors that could cause actual events or results to be materially different from the Company’s expectations include (1) our limited operating history, (2) the occurrence of natural and man-made disasters, (3) actual claims exceeding our loss reserves, (4) failure of any of the loss limitation methods we employ, (5) effects of emerging claims and coverage issues, (6) the failure of our cedants to adequately evaluate risks, (7) the loss of one or more key executives (8) a decline in our ratings with internationally recognized rating agencies, (9) loss of business provided to us by our major brokers, (10) changes in governmental regulations, (11) increased competition and (12) general economic conditions. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

In addition to the GAAP financial measures included within this release, the Company has presented “net income excluding net realized gains and losses on investments, net of tax” and “diluted book value per share,” which are non-GAAP financial measures. The Company has included the first measure as it believes that security analysts, rating agencies and investors believe that realized gains and losses are largely opportunistic and are a function of economic and interest rate conditions. As a result, the Company believes that they evaluate earnings before realized gains and losses, adjusted for tax, to make performance comparisons with the Company’s industry peers. The Company has included the second measure because it takes into account the effect of dilutive securities and, therefore, the Company believes that this is a better measure of calculating shareholder returns than book value per share.

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

NET INCOME EXCLUDING REALIZED GAINS AND LOSSES ON INVESTMENTS, NET OF TAX

For the quarter and nine months ended September 30, 2004 and 2003

(Expressed in thousands of U.S. dollars, except per share amounts)

	Quarters ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Net income	6,279	146,982	313,923	371,854

Adjustment for net realized gains (losses) on investments	(3,732)	5,713	(9,418)	(21,190)
Adjustment for associated tax impact of net realized gains (losses) on investments	286	(53)	645	350

Net income excluding realized gains (losses) on investments, net of tax	$2,833	$152,642	$305,150	$351,014

Net income per share - diluted	$0.04	$0.90	$1.89	$2.46

Adjustment for net realized gains (losses) on investments	(0.02)	0.03	(0.06)	(0.14)
Adjustment for associated tax impact of net realized gains (losses) on investments	0.00	0.00	0.00	0.00

Net income excluding realized gains (losses) on investments, net of tax per diluted share	$0.02	$0.93	$1.83	$2.32

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

DILUTED BOOK VALUE PER SHARE

As at September 30, 2004 and December 31, 2003

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	September 30, 2004	December 31, 2003

Shareholders’ equity	$3,084,992	$2,817,148

Shares outstanding	152,539,621	152,474,011

Book value per share	$20.22	$18.48

Diluted book value on an “as if converted basis”

Shareholders’ equity	$3,084,992	$2,817,148
add in:
proceeds on exercise of options	94,862	62,630
proceeds on exercise of warrants	244,812	244,811

Adjusted shareholders’ equity	3,424,666	3,124,589

As if converted diluted shares outstanding
Shares outstanding	152,539,621	152,474,011
add in:
vesting of restricted stock	2,389,700	1,884,696
exercise of options	5,733,847	4,695,512
exercise of warrants	19,612,278	19,690,692

Diluted shares outstanding	180,275,446	178,744,911

Diluted book value per share	$19.00	$17.48

During the first quarter of 2004, the Company adopted, prospectively, the fair value recognition provisions of SFAS 123 “Accounting for Stock-Based Compensation” for all stock-based employee compensation granted, modified or settled after January 1, 2004.

As a result, with respect to unvested restricted stock awards, the amount of deferred compensation is eliminated from share capital and additional paid-in-capital. This charge impacts the calculation of “Book value per share” but has no impact on the calculation of “Diluted book value per share”.